EXHIBIT (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-210403 on Form S-8 of Skyline Corporation of our report dated August 11, 2017 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Skyline Corporation for the year ended May 31, 2017.

Crowe Horwath LLP

South Bend, Indiana

August 11, 2017